Exhibit 21

                    SUBSIDIARIES OF REGENCY AFFILIATES, INC.
Iron Mountain Resources, Inc., a Nevada corporation

National Resource Development Corporation, a Delaware corporation
Security Land and Development Company Limited Partnership, a Maryland limited partnership

Regency Power Corporation, a Delaware corporation

Rustic Crafts International, Inc., a Delaware corporation